AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS

OF BRIGHTSPHERE INVESTMENT GROUP INC.

The following amendment to the Amended and Restated Bylaws of BrightSphere Investment Group Inc. (the “Bylaws”), effective as of January 1, 2025, was duly adopted pursuant to Article 9 of the Bylaws by unanimous written consent of the members of the board of directors of BrightSphere Investment Group Inc.

1.    Name. All references to “BrightSphere Investment Group Inc.” in the Bylaws shall be changed to “Acadian Asset Management Inc.”

Except as specifically amended herein, the Bylaws shall remain in full force and effect.

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CERTIFICATION

I certify that this is a true and accurate copy of Amendment No. 1 to the Bylaws, as adopted and authorized by the Board and effective as of January 1, 2025.

/s/ Richard J. Hart
Name: Richard J. Hart
Title: Chief Legal Officer and Secretary